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EXHIBIT 21.1

ADE CORPORATION

List of Direct and Indirect Wholly-Owned Subsidiaries
ADE Phase Shift, Inc. Incorporated in Arizona	ADE Technologies, Inc. Incorporated in Massachusetts
ADE International Corporation Incorporated in Delaware	ATI Foreign Sales Corporation Incorporated in Barbados
ADE Securities Corporation Incorporated in Massachusetts	ADE Software Corporation Incorporated in Massachusetts
ADE International GmbH Incorporated in Germany
List of Partially-Owned Subsidiaries
Japan ADE Ltd. Incorporated in Japan

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  EXHIBIT 21.1